EXECUTION COPY

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE COMPANY OF A WRITTEN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT THIS NOTE MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

JUMA TECHNOLOGY CORP.

10% Bridge Note

Date: April 14, 2011

$180,000.00

For value received, JUMA TECHNOLOGY CORP., a Delaware corporation (the “Company”), and NECTAR SERVICES CORP., a Delaware corporation (“Nectar”, and together with the Company, the “Makers”), hereby promise to pay to the order of Vision Opportunity Master Fund, Ltd. (together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of one hundred eighty thousand ($180,000.00) dollars, together with interest thereon.  The Makers are issuing this 10% Bridge Note (the “Note”) to the Holder pursuant to the Purchase Agreement (as defined in Section 1.1 hereof).

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder as set forth in the Purchase Agreement or at such other place as the Holder may designate from time to time in writing to the Makers or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The outstanding principal balance and all accrued Interest (as defined herein) of this Note shall be due and payable on the fifth day after demand therefore (the “Maturity Date”) or at such earlier time as provided herein.

ARTICLE I

Section 1.1 Purchase Agreement.  This Note has been executed and delivered pursuant to the Note and Warrant Purchase Agreement dated as of April 14, 2011 (the “Purchase Agreement”) by and among the Makers and the purchasers listed therein.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

Section 1.2 Interest.  Beginning on the issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest (“Interest”), at a rate per annum equal to ten percent (10%), so long as any principal amount evidenced by this Note remains outstanding. Interest shall be payable in cash, on the Maturity Date.  Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the Issuance Date.  Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Makers will pay Interest in cash to the Holder, payable on demand, on the outstanding principal balance of this Note from the date of the Event of Default through the date of payment at a new rate of the lesser of twelve percent (12%) and the maximum applicable legal rate per annum (the “Default Rate”).

Section 1.3 Ranking and Covenants.

(a)        Other than such indebtedness existing as of the Issuance Date, the Makers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, that is senior in any respect to the Makers’ obligations under the Notes, and the Makers will not, and will not permit any Subsidiary to, directly or indirectly, incur any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, except for indebtedness with respect to capital leases incurred in the ordinary course of business.

(b)        So long as any Notes are outstanding, none of the Makers nor any Subsidiary shall, directly or indirectly, (i) redeem, purchase or otherwise acquire any of the Company’s capital stock or set aside any monies for such a redemption, purchase or other acquisition or (ii) issue any Options or Convertible Securities with an exercise price or a conversion price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock.

Section 1.4 Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued Interest payable on such date.

Section 1.5 Transfer.  This Note may be transferred or sold, subject to the provisions of Section 4.8 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

Section 1.6 Replacement.  Upon receipt of a duly executed and notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity reasonably satisfactory to the Makers, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Makers shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

Section 2.1 Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)        the Makers shall fail to make any principal or Interest payments due under this Note on the date such payments are due and such default is not fully cured within ten (10) business days after the occurrence thereof; or

(b)        [Intentionally omitted]; or

(c)        the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed or quoted on at least one of the OTC Bulletin Board, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or The New York Stock Exchange, Inc. for a period of ten (10) consecutive Trading Days; or

(d)        [Intentionally omitted]; or

(e)        either (i) [Intentionally omitted], or (ii) the Makers shall fail to make the payment of any fees and/or liquidated damages under this Note or the Purchase Agreement, which failure is not remedied within ten (10) business days after the occurrence thereof; or

(f)         [Intentionally omitted]; or

(g)        default shall be made in the performance or observance of (i) any covenant, condition or agreement contained in this Note and such default is not fully cured within ten (10) business days after the Holder delivers written notice to the Makers of the occurrence thereof or (ii) any covenant, condition or agreement contained in the Purchase Agreement, the Other Notes, the Warrants or any other Transaction Document which is not covered by any other provisions of this Section 2.1 and such default is not fully cured within ten (10) business days after the Holder delivers written notice to the Makers of the occurrence thereof;  or

(h)        any material representation or warranty made by either of the Makers herein or in the Purchase Agreement, the Other Notes, the Warrants or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made and the Holder delivers written notice to the Makers of the occurrence thereof; or

(i)         either of the Makers shall after the Issuance Date (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness (other than the indebtedness hereunder) the aggregate principal amount of which indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

(j)         either of the Makers shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or

(k)        a proceeding or case shall be commenced in respect of either of the Makers, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with its liquidation or dissolution or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against either of the Makers or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to either of the Makers and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days; or

(l)         the failure of the Company to instruct its transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 of the Securities Act and issue such unlegended certificates to the Holder within five (5) business days of the Holder’s request so long as the Holder has provided reasonable assurances to the Company, and based thereon the Company has determined, that such shares of Common Stock can be sold pursuant to Rule 144; or

(m)       the failure of either of the Makers to pay any other amounts due to the Holder herein or any other Transaction Document within ten (10) business days of the date such payments are due and such default is not fully cured within ten (10) business days after the Holder delivers written notice to the Maker of the occurrence thereof; or

(n)        the occurrence of an event of default under any other Transaction Document.

Section 2.2 Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all Interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Makers; provided, however, that upon the occurrence of an Event of Default described in Sections 2.1(j) or (k), the outstanding principal balance and accrued Interest hereunder shall be automatically due and payable, (b) [Intentionally omitted], or (c) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement or applicable law.  No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION; PREPAYMENT; COVENANTS

Section 3.1 [Intentionally omitted].

Section 3.2 [Intentionally omitted].

Section 3.3 [Intentionally omitted].

Section 3.4 [Intentionally omitted].

Section 3.5 [Intentionally omitted].

Section 3.6 [Intentionally omitted].

Section 3.7 Prepayment.

(a)        Prepayment Upon an Event of Default.  Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Sections 2.1(b)-(i), (l), (m) and (n) hereof, the Holder shall have the right, at the Holder’s option, to require the Makers to prepay in cash all or a portion of this Note at a price equal to one hundred percent (100%) of the aggregate principal amount of this Note plus all accrued and unpaid Interest applicable at the time of such request.  Nothing in this Section 3.7(a) shall limit the Holder’s rights under Section 2.2 hereof.

(b)        Prepayment Option Upon Major Transaction.  In addition to all other rights of the Holder contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), the Holder shall have the right, at the Holder’s option, to require the Makers to prepay in cash all or a portion of this Note at a price equal to one hundred twenty percent (120%) of the aggregate principal amount of this Note plus all accrued and unpaid Interest (the “Major Transaction Prepayment Price”).

(c)        Prepayment Option Upon Triggering Event.  In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder’s option, to require the Makers to prepay all or a portion of this Note in cash at a price equal to one hundred twenty percent (120%) of the aggregate principal amount of this Note plus all accrued and unpaid Interest (the “Triggering Event Prepayment Price,” and, collectively with the Major Transaction Prepayment Price, the “Prepayment Price”).

(d)        Optional Prepayment by Company.  In addition to all other rights of the Company contained herein, at any time after three (3) months from the Issuance Date, the Company shall have the right, solely at the Company’s option, to prepay in cash (the “Optional Prepayment”) at a price equal to one hundred ten percent (110%) of the aggregate principal amount of this Note plus all accrued and unpaid Interest, if any, thereon to the date of such Optional Prepayment (the “Optional Company Prepayment Price”) by providing written notice of at least thirty (30) calendar days prior to the consummation of the Optional Prepayment via facsimile and overnight courier (“Notice of Optional Prepayment”) to the Holder of this Note and the Other Holders. The Company may pay, upon an Optional Prepayment, all accrued and unpaid Interest, if any, by issuing the Holders additional Notes with a principal amount equal to the Interest then due and payable (a “PIK Note”). The Company shall deliver the applicable Optional Company Prepayment Price to the Holder, within five (5) business days after the date specified in the Notice of Optional Prepayment for the Optional Prepayment.  If the Company shall fail to prepay the Notes (other than pursuant to a dispute as to the arithmetic calculation of the Optional Company Prepayment Price), in addition to any remedy such Holder of the Notes may have under this Note and the Purchase Agreement, the Optional Company Prepayment Price payable in respect of such Notes not prepaid shall bear interest at the Default Rate until paid in full.

(e)        “Major Transaction.”  A “Major Transaction” shall be deemed to have occurred at such time as any of the following events have occurred:

(i)        the consolidation, merger or other business combination of the Company with or into another Person (as defined in Section 4.13 hereof) (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities); or

(ii)       the sale or transfer of more than fifty percent (50%) of the Company’s assets (based on the fair market value as determined in good faith by the Board) other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii)      closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted; or

(iv)      a change in more than fifty percent (50%) of the current members of the Company’s Board of Directors as of the Issuance Date, except for such changes approved by the Holder of this Note.

(f)       “Triggering Event.”  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)        [Intentionally omitted];

(ii)        the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or The New York Stock Exchange, Inc., for a period of ten (10) consecutive Trading Days;

(iii)       [Intentionally omitted]; or

(iv)      [Intentionally omitted]; or

(v)       the Company deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded; or

(vi)      the Company consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act; or

(vii)      either of the Makers breach any representation, warranty, covenant or other term or condition of the Purchase Agreement, this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least twenty (20) business days.

(g)           [Intentionally omitted].

(h)       Mechanics of Prepayment at Option of Holder Upon Major Transaction.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but in  no event prior to the public announcement of such Major Transaction, the Makers shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to the Holder of this Note and the Other Holders.  At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time during the ten (10) day period prior to a Major Transaction), the Holder of this Note and the Other Holders of the Other Notes then outstanding may require the Makers to prepay, effective immediately prior to the consummation of such Major Transaction, all or any portion of this Note then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Major Transaction”) to the Makers, which Notice of Prepayment at Option of Holder Upon Major Transaction shall indicate (i) the principal amount of this Note that the Holder is electing to have prepaid and (ii) the applicable Major Transaction Prepayment Price, as calculated pursuant to Section 3.7(b) above.

(i)       Mechanics of Prepayment at Option of Holder Upon Triggering Event.  Within three (3) business days after the occurrence of a Triggering Event, the Makers shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the Holder and the Other Holders.  At any time after the earlier of the Holder’s receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder  of this Note and the Other Holders of the Other Notes then outstanding may require the Makers to prepay all or any portion of this Note then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Triggering Event”) to the Makers, which Notice of Prepayment at Option of Holder Upon Triggering Event shall indicate (i) the amount of the Note that the Holder is electing to have prepaid and (ii) the applicable Triggering Event Prepayment Price, as calculated pursuant to Section 3.7(c) above.  The Holder shall only be permitted to require the Makers to prepay this Note pursuant to Section 3.7 hereof for the greater of a period of ten (10) days after receipt by the Holder of a Notice of Triggering Event or for so long as such Triggering Event is continuing.

(j)           Payment of Prepayment Price.  Upon the Makers’ receipt of a Notice(s) of Prepayment at Option of Holder Upon Triggering Event or a Notice(s) of Prepayment at Option of Holder Upon Major Transaction from the Holder or the Other Holders, the Makers shall notify the Holder or such Other Holders, as the case may be, by facsimile of the Makers’ receipt of such Notice(s) of Prepayment at Option of Holder Upon Triggering Event or Notice(s) of Prepayment at Option of Holder Upon Major Transaction within two (2) business days of the Makers’ receipt of the same and the Holder and each Other Holder which has sent such a notice shall promptly thereafter submit to the Makers this Note (or certificates representing a portion of this Note if the Holder elects not to have all of the outstanding principal and accrued Interest hereunder prepaid)  or the Other Notes (or certificates representing a portion of the Other Notes if the Other Holders elect not to have all of the outstanding principal and accrued Interest thereunder prepaid) which the Holder or Other Holders, as the case may be, have elected to have prepaid.  The Makers shall deliver the applicable Triggering Event Prepayment Price to the Holder, within five (5) business days after the Makers’ receipt of this Note or the certificates related thereto, as the case may be, and, in the case of a prepayment pursuant to Section 3.7(h), the Makers shall deliver the applicable Major Transaction Prepayment Price immediately prior to the consummation of the Major Transaction; provided that the Holder’s original Note or the Other Holders’ original Other Notes, or the certificates related thereto, shall have been so delivered to the Makers; provided further that if the Makers are unable to prepay all of the Notes to be prepaid, the Makers shall prepay an amount to the Holder and each Other Holder of this Note and the Other Notes being prepaid equal to such holder’s pro-rata amount of all Notes being prepaid.  If the Makers shall fail to prepay all of the Notes submitted for prepayment (other than pursuant to a dispute as to the arithmetic calculation of the Prepayment Price), in addition to any remedy such holder of the Notes may have under this Note and the Purchase Agreement, the applicable Prepayment Price payable in respect of such Notes not prepaid shall bear interest at the Default Rate until paid in full.  Until the Makers pay such unpaid applicable Prepayment Price in full to a holder of the Notes submitted for prepayment, such holder shall have the option (the “Void Optional Prepayment Option”) to, in lieu of prepayment, require the Makers to promptly return to such holder(s) all of the Notes that were submitted for prepayment by such holder(s) under this Section 3.7 and for which the applicable Prepayment Price has not been paid, by sending written notice thereof to the Makers via facsimile (the “Void Optional Prepayment Notice”).  Upon the Makers’ receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full applicable Prepayment Price to such holder, (i) the Notice(s) of Prepayment at Option of Holder Upon Triggering Event or the Notice(s) of Prepayment at Option of Holder Upon Major Transaction, as the case may be, shall be null and void ab initio with respect to those Notes submitted for prepayment and for which the applicable Prepayment Price has not been paid, (ii) the Makers shall immediately return any such Notes submitted to the Makers by each holder for prepayment under this Section 3.7(j) and for which the applicable Prepayment Price has not been paid and (iii) [Intentionally omitted].

Section 3.8       [Intentionally omitted].

Section 3.9 [Intentionally omitted].

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated in the Purchase Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The Makers will give written notice to the Holder at least ten (10) days prior to the date on which the Company takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up but in no event shall such notice be provided to the Holder prior to such information being made known to the public.  The Makers will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place but in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Makers shall promptly notify the Holder of any notices sent or received, or any actions taken with respect to the Other Notes.

Section 4.2 Governing Law; Consent to Jurisdiction. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this agreement or the subject matter of this agreement shall be governed solely by the laws of the State of New York, without regard to any conflict of laws doctrines.  The parties irrevocably consent to being served with legal process issued from the state and federal courts located in New York and irrevocably consent to the exclusive personal jurisdiction of the federal and state courts situated in the State of New York.  The parties irrevocably waive any objections to the personal jurisdiction of these courts.  Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this agreement or the subject matter of this agreement.  The parties also irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds. Nothing in this Section 4.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 4.3 Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 4.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Makers to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, [Intentionally omitted] and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Makers (or the performance thereof). Each of the Makers acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore each Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.5 Enforcement Expenses.  The Makers agree to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 4.6 Binding Effect.  The obligations of the Makers and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

Section 4.7 Amendments.  This Note may not be modified or amended in any manner except in writing executed by the Makers and the Holder.

Section 4.8 Compliance with Securities Laws.  The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note.  This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE COMPANY OF A WRITTEN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT THIS NOTE MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.”

Section 4.9 [Intentionally omitted].

Section 4.10 Parties in Interest.  This Note shall be binding upon, inure to the benefit of and be enforceable by the Makers, the Holder and their respective successors and permitted assigns.

Section 4.11 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

Section 4.12 Makers’ Waivers.

(a)      Except as otherwise specifically provided herein, the Makers and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Makers liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(b)      THE MAKERS ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

Section 4.13 Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock or Common Stock Equivalents.

“Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities of the Company.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, or (b) if the Common Stock is not traded on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Makers have caused this Note to be duly executed as of the Issuance Date set out above.

JUMA TECHNOLOGY CORP.

By:
Name: Anthony M. Servidio
Title: Chairman and Chief Executive Officer

NECTAR SERVICES CORP.

By:
Name: Anthony M. Servidio
Title: Chairman and Chief Executive Officer

EXHIBIT A

WIRE INSTRUCTIONS

Payee:

Bank:

Address:

Bank No.:

Account No.:

Account Name: